Exhibit 99.1

Armstrong World Industries Reports First-Quarter 2022 Results

Key First-Quarter Highlights

•
Net sales up 12% versus the prior-year quarter
•
Operating income up 17% and diluted earnings per share from continuing operations up 21% versus the prior-year quarter
•
Adjusted EBITDA up 3% and adjusted diluted earnings per share up 7% versus the prior-year quarter
•
Maintaining 2022 Guidance: Net Sales of +10% to 13%, adjusted EBITDA of +10% to 16% and adjusted Free Cash Flow of +13% to 24% versus the prior year

LANCASTER, Pa., April 26, 2022 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported first-quarter 2022 financial results. The company drove net sales growth of 12% and operating income growth of 17%, primarily due to price over inflation gains and strong growth in the Architectural Specialties segment. These gains were partially offset by lower Mineral Fiber sales volumes and equity earnings, primarily due to reductions in distributor inventory levels.

“The double-digit topline growth we achieved is a testament to Armstrong's ability to achieve price ahead of inflation and our strong execution on the growth opportunities in our Architectural Specialties segment and with our digital and Healthy Spaces initiatives,” said Vic Grizzle, President and CEO of Armstrong World Industries. “We remain encouraged by sentiment supporting demand in the commercial construction market, and this, together with our investments for growth, supports our confidence in our outlook for the rest of 2022.”

First-Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2022	2021	Change
Net sales	$282.6	$251.9	12.2%
Operating income	$63.2	$54.1	16.8%
Earnings from continuing operations	$44.4	$37.5	18.4%
Diluted earnings per share	$0.94	$0.78	20.5%

Additional Non-GAAP* Measures
Adjusted EBITDA	$87	$85	2.8%
Adjusted net income from continuing operations	$48	$46	4.6%
Adjusted diluted earnings per share	$1.02	$0.95	7.4%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable GAAP measure are found in the tables at the end of this press release. Non-GAAP figures are rounded to the nearest million with the exception of per share data.

First-quarter 2022 consolidated net sales increased 12.2% from prior-year results, driven primarily by favorable Average Unit Value (“AUV”) of $23 million and increased sales volumes from the Architectural Specialties segment of $16 million, which was partially offset by lower Mineral Fiber volumes of $8 million.

Operating income increased 16.8% from first-quarter 2021, primarily due to positive AUV in the Mineral Fiber segment, the benefit from higher sales volumes in the Architectural Specialties segment and a decrease in intangible asset amortization related to the Architectural Specialties segment. This favorability was partially offset by higher manufacturing costs, primarily raw materials and energy costs, increased selling expenses, the negative impact from lower Mineral Fiber sales volume and a reduction in equity earnings.

First-Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2022	2021	Change
Net sales	$203.2	$188.7	7.7%
Operating income	$57.6	$60.6	(5.0)%
Adjusted EBITDA*	$74	$78	(4.7)%

First-quarter 2022 Mineral Fiber net sales increased 7.7% due to $23 million of favorable AUV, partially offset by lower sales volumes of $8 million. Strong AUV performance resulted from favorable like-for-like pricing. The decrease in volumes was primarily driven by a reduction of inventory levels for certain distributor customers.

First-quarter Mineral Fiber operating income decreased 5.0% from prior-year results primarily due to a $7 million increase in manufacturing costs, primarily increased raw material and energy costs, a $6 million decrease resulting from lower sales volumes, a $5 million increase in selling expenses, primarily related to investments in growth initiatives and incentive compensation, and a $3 million decrease in equity earnings. The decrease in equity earnings was also primarily related to lower volumes, due primarily to the reduction of inventory levels for certain distributor customers. These costs were partially offset by $18 million of favorable AUV.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2022	2021	Change
Net sales	$79.4	$63.2	25.6%
Operating (loss) income	$6.5	$(4.9)	Favorable
Adjusted EBITDA*	$13	$7	88.4%

First-quarter 2022 net sales in Architectural Specialties increased 25.6% from prior-year results, driven by an increase in custom project sales, improved performance from recent acquisitions compared to the prior year and positive impacts from price increases.

The year-over-year increase in operating income was primarily driven by a $9 million benefit from net sales growth and a $4 million reduction in intangible asset amortization. These benefits were partially offset by a $2 million increase related to additional investments in selling capabilities and incentive compensation expense.

Unallocated Corporate

The Company reported an Unallocated Corporate operating loss of $1 million in the first quarter of 2022 compared to a loss of $2 million in the prior year period.

Maintaining 2022 Outlook

“Despite a slow start to the year for Mineral Fiber volume from impacts of normalizing distributor inventory levels, our Architectural Specialties results and growth initiative performance was impressive,” said Brian MacNeal, AWI CFO. “Our team's demonstrated ability to price ahead of inflation, manage costs throughout the business and the traction of our growth investments gives us confidence in maintaining our full year guidance of net sales growth of 10% to 13% and adjusted EBITDA growth of 10% to 16% versus the prior year.”

	For the Year Ended December 31, 2022
(Dollar amounts in millions except per-share data)	2021 Actual	Current Guidance			VPY Growth %
Net sales	$1,107	$1,215	to	$1,255	10%	to	13%
Adjusted EBITDA*	$372	$410	to	$430	10%	to	16%
Adjusted diluted earnings per share*	$4.36	$5.00	to	$5.20	15%	to	19%
Adjusted free cash flow*	$190	$215	to	$235	13%	to	24%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. EDT today, to discuss first-quarter 2022 results. This event will be available on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongworldindustries.com and click Investors. The replay of this event will be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, the impacts of COVID-19 on our business, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes both annual guidance and five-year growth targets which represent internal company estimates at a five-year compounded annual growth rate. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.1 billion in revenue in 2021, AWI has nearly 3,000 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended March 31, 2022 that the Company expects to file with the SEC today.

Contacts

Investors: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Media: Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677

Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Net sales	$282.6	$251.9
Cost of goods sold	180.4	164.4
Gross profit	102.2	87.5
Selling, general and administrative expenses	57.1	54.2
Loss related to change in fair value of contingent consideration	0.1	0.2
Equity (earnings) from joint venture	(18.2)	(21.0)
Operating income	63.2	54.1
Interest expense	5.1	5.7
Other non-operating (income), net	(1.3)	(1.3)
Earnings from continuing operations before income taxes	59.4	49.7
Income tax expense	15.0	12.2
Earnings from continuing operations	44.4	37.5
Net (loss) from discontinued operations	-	(2.1)
Net earnings	$44.4	$35.4

Diluted earnings per share of common stock, continuing operations	$0.94	$0.78
Diluted (loss) per share of common stock, discontinued operations	$-	$(0.04)

Diluted net earnings per share of common stock	$0.94	$0.74
Average number of diluted common shares outstanding	47.2	48.0

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net Sales
Mineral Fiber	$203.2	$188.7
Architectural Specialties	79.4	63.2
Total net sales	$282.6	$251.9

	Three Months Ended
	March 31,
	2022	2021
Segment operating income (loss)
Mineral Fiber	$57.6	$60.6
Architectural Specialties	6.5	(4.9)
Unallocated Corporate	(0.9)	(1.6)
Total consolidated operating income	$63.2	$54.1

Selected Balance Sheet Information

(Amounts in millions)

	Unaudited
	March 31, 2022	December 31, 2021
Assets
Current assets	$318.1	$321.9
Property, plant and equipment, net	539.2	542.8
Other noncurrent assets	850.8	845.3
Total assets	$1,708.1	$1,710.0
Liabilities and shareholders’ equity
Current liabilities	$192.8	$209.6
Noncurrent liabilities	977.7	980.7
Equity	537.6	519.7
Total liabilities and shareholders’ equity	$1,708.1	$1,710.0

Selected Cash Flow Information

(Amounts in millions)

Unaudited

	For the Three Months Ended March 31,
	2022	2021
Net earnings	$44.4	$35.4
Other adjustments to reconcile net earnings to net cash provided by operating activities	5.2	8.9
Changes in operating assets and liabilities, net	(32.9)	(24.7)
Net cash provided by operating activities	16.7	19.6
Net cash provided by (used for) investing activities	0.2	(8.8)
Net cash (used for) financing activities	(39.2)	(26.2)
Effect of exchange rate changes on cash and cash equivalents	0.3	0.1
Net (decrease) in cash and cash equivalents	(22.0)	(15.3)
Cash and cash equivalents at beginning of year	98.1	136.9
Cash and cash equivalents at end of period	$76.1	$121.6

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted net sales, adjusted EBITDA, adjusted diluted earnings per share (EPS) and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration, deferred compensation accruals, impact of adjustments related to the fair value of inventory and deferred revenue) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that are recorded over each award's respective vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted earnings from continuing operations and in calculations of adjusted diluted earnings per share. Examples of other excluded items include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2022. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and related insurance recoveries. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital investments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding. Non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended March 31,
	2022	2021
Earnings from continuing operations, Reported	$44	$38
Add: Income tax expense, reported	15	12
Earnings before tax, Reported	$59	$50
Add: Interest/other income and expense, net	4	4
Operating Income, Reported	$63	$54
Add: RIP expense (1)	1	1
Add: Acquisition-related impacts (2)	2	4
Operating Income, Adjusted	$67	$59
Add: Depreciation	16	15
Add: Amortization	5	11
Adjusted EBITDA	$87	$85

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended March 31,
	2022	2021
Operating Income, Reported	$58	$61
Add: D&A	17	18
Adjusted EBITDA	$74	$78

Architectural Specialties

	For the Three Months Ended March 31,
	2022	2021
Operating Income (Loss), Reported	$7	$(5)
Add: Acquisition-related impacts (1)	2	4
Operating Income (Loss), Adjusted	$9	$(1)
Add: D&A	4	8
Adjusted EBITDA	$13	$7

(1) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended March 31,
	2022	2021
Operating (Loss), Reported	$(1)	$(2)
Add: RIP expense (1)	1	1
Operating (Loss), Adjusted	-	-
Add: D&A	-	-
Adjusted EBITDA	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$17	$20
Net cash (used for) investing activities	-	(9)
Net cash provided by operating and investing activities	$17	$11
Add: Payments related to sale of international, net	-	12
Add: Net environmental expenses	1	-
Add: Contingent consideration in excess of acquisition-date fair value (1)	2	-
Adjusted Free Cash Flow	$20	$23

(1) Contingent compensation payments related to 2020 acquisitions recorded as a component of net cash provided by operating activities.

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended March 31,
	2022		2021
	Total	Per Diluted Share	Total	Per Diluted Share
Earnings from continuing operations, Reported	$44	$0.94	$38	$0.78
Add: Income tax expense, reported	15		12
Earnings from continuing operations before income taxes, Reported	$59		$50
Add: Acquisition-related impacts (1)	2		4
Add: Acquisition-related amortization (2)	3		7
Adjusted earnings from continuing operations before income taxes	$64		$61
(Less): Adjusted income tax expense (3)	(16)		(15)
Adjusted net income from continuing operations	$48	$1.02	$46	$0.95
Adjusted EPS change versus Prior Year		7%

Diluted Shares Outstanding, as reported		47.2		48.0
Adjusted Tax Rate		25%		25%

(1) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(2) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(3) Adjusted income tax expense is calculated using the adjusted tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2022
	Low		High
Net income	$232	to	$241
Add: Interest expense	22		26
(Less): RIP credit (1)	(4)		(4)
Add: Income tax expense	76		79
Operating income	$326	to	$341
Add: RIP expense (2)	4		4
Add: Depreciation	65		68
Add: Amortization	16		17
Adjusted EBITDA	$410	to	$430

(1) RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to and do not plan to make cash contributions to our RIP in 2022 based on guidelines established by the Pension Benefit Guaranty Corporation.

(2) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

Adjusted Diluted Earnings Per Share (EPS) Guidance

	For the Year Ending December 31, 2022
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$232	$4.87	to	$241	$5.05
Add: Interest expense	22			26
(Less): RIP credit (2)	(4)			(4)
Add: Income tax expense	76			79
Operating income	$326		to	$341
Add: RIP expense (3)	4			4
(Less): Interest expense	(22)			(26)
Add: Acquisition related amortization (4)	8			8
Adjusted earnings before income taxes	$316		to	$328
(Less): Income tax expense (5)	(79)			(82)
Adjusted net income	$237	$5.00	to	$246	$5.20

(1) Adjusted EPS guidance for 2022 is calculated based on an adjusted effective tax rate of 25% and based on ~47.7 million of diluted shares outstanding.

(2) RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(3) RIP expense represents only the plan service cost related to the U.S. pension plan and is recorded as a component of operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(4) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(5) Adjusted income tax expense is based on adjusted earnings before income tax.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2022
	Low		High
Net cash provided by operating activities	$210	to	$230
Add: Return of investment from joint venture	95		105
Adjusted net cash provided by operating activities	$305	to	$335
Less: Capital expenditures	(90)		(100)
Adjusted Free Cash Flow	$215	to	$235